Mueller Industries, Inc. Reports Second Quarter 2025 Earnings

COLLIERVILLE, Tenn., July 22, 2025 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the second quarter of 2025. Comparisons are to the second quarter of 2024.
•Net Income of $245.9 million versus $160.2 million
•Operating Income of $304.2 million versus $210.0 million
•Net Sales of $1.14 billion versus $997.7 million
•Diluted EPS of $2.22 versus $1.41
The results above include a $36.3 million gain ($28.1 million net of tax) in connection with an insurance claim related to the March 2023 tornado that impacted our operations in Covington, Tennessee. To date since the event, $50.0 million of insurance proceeds have been received, including $15.0 million received in 2025. The claim is not yet fully settled, and additional insurance recovery amounts are expected to be recorded in the future. Exclusive of the proceeds, second quarter results are as follows:
•Net Income of $217.9 million versus $160.2 million
•Operating Income of $267.9 million versus $210.0 million
•Diluted EPS of $1.96 versus $1.41

Second Quarter Financial and Operating Highlights:
•COMEX copper averaged $4.72 per pound during the quarter, which represents a 3.7% increase over the prior period.
•The quarter over quarter increase in net sales was largely attributable to sales from the two businesses acquired in 2024, and to higher selling prices related to a rise in raw material costs across all businesses.
•Net cash generated from operations was $190.6 million.
•Our cash balance net of debt was $1.0 billion at quarter end, and our current ratio continues to be strong at 4.9 to 1.

Regarding the quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “Excluding the recovery reported thus far on our tornado related insurance claim, we delivered a record quarter. Tremendous credit goes to our manufacturing operations and commercial teams for their outstanding execution and focus amidst complex market conditions. We are particularly pleased to see the positive progress and contributions made by Nehring and EPC, our 2024 acquisitions, and look forward to their continued improvement.

Business conditions have been unsettled and increasingly challenged for quite some time. Residential construction in the U.S. remains subdued and below levels generally deemed necessary to meet growing pent up demand. We anticipate that demand will increase when interest rates are reduced. Tariff policies are another source of uncertainty, but as a general matter, we believe that the imposition of trade protections will ultimately benefit most of our portfolio companies.”

He added, “We are optimistic about the future of our business. We have an excellent growth platform focused in three essential areas: water infrastructure, HVAC/R and electrical transmission. Moreover, we have a proven track record of taking advantage of opportunities coming out of periods of disruption like the present. As such, we continue to invest to increase our efficiency and capabilities, and to actively seek acquisitions that complement our portfolio and support our strategic growth plans.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands, except per share data)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024

Net sales	$1,138,173	$997,745	$2,138,338	$1,847,399

Cost of goods sold	785,194	724,990	1,513,379	1,333,693
Depreciation and amortization	17,905	10,018	35,028	19,187
Selling, general, and administrative expense	67,521	52,731	130,581	101,088
Gain on disposal of assets, net	(337)	—	(14,802)	—
Gain on insurance proceeds	(36,278)	—	(36,278)	—

Operating income	304,168	210,006	510,430	393,431

Interest expense	(17)	(107)	(42)	(222)
Interest income	8,222	14,383	18,123	31,628
Realized and unrealized gains on short-term investments	13,212	—	8,202	365
Other expense, net	(1,142)	(1,356)	(1,050)	(726)

Income before income taxes	324,443	222,926	535,663	424,476

Income tax expense	(78,857)	(58,384)	(130,332)	(110,218)
Income (loss) from unconsolidated affiliates, net of foreign tax	2,897	(1,095)	2,439	(9,102)

Consolidated net income	248,483	163,447	407,770	305,156

Net income attributable to noncontrolling interests	(2,559)	(3,282)	(4,414)	(6,628)

Net income attributable to Mueller Industries, Inc.	$245,924	$160,165	$403,356	$298,528

Weighted average shares for basic earnings per share	108,746	111,216	109,742	111,316
Effect of dilutive stock-based awards	2,196	2,763	2,265	2,746

Adjusted weighted average shares for diluted earnings per share	110,942	113,979	112,007	114,062

Basic earnings per share	$2.26	$1.44	$3.68	$2.68

Diluted earnings per share	$2.22	$1.41	$3.60	$2.62

Dividends per share	$0.25	$0.20	$0.50	$0.40

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024

Summary Segment Data:

Net sales:
Piping Systems Segment	$743,475	$688,469	$1,383,158	$1,278,637
Industrial Metals Segment	270,598	195,341	522,511	351,408
Climate Segment	137,515	130,532	260,622	247,342
Elimination of intersegment sales	(13,415)	(16,597)	(27,953)	(29,988)

Net sales	$1,138,173	$997,745	$2,138,338	$1,847,399

Operating income:
Piping Systems Segment	$250,296	$162,258	$408,460	$304,938
Industrial Metals Segment	30,610	29,693	60,694	53,964
Climate Segment	42,628	38,993	78,252	71,568
Unallocated income (expenses)	(19,366)	(20,938)	(36,976)	(37,039)

Operating income	$304,168	$210,006	$510,430	$393,431

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	June 28, 2025	December 28, 2024
ASSETS
Cash and cash equivalents	$1,001,769	$1,037,229
Short-term investments	56,709	21,874
Accounts receivable, net	592,564	450,113
Inventories	511,725	462,279
Other current assets	51,367	40,734

Total current assets	2,214,134	2,012,229

Property, plant, and equipment, net	532,970	515,131
Operating lease right-of-use assets	30,522	32,702
Other assets	709,816	730,844

Total assets	$3,487,442	$3,290,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$74	$1,094
Accounts payable	212,476	173,743
Current portion of operating lease liabilities	8,393	8,117
Other current liabilities	235,022	215,033

Total current liabilities	455,965	397,987

Pension and postretirement liabilities	8,739	11,199
Environmental reserves	15,156	15,423
Deferred income taxes	32,212	25,742
Noncurrent operating lease liabilities	22,461	24,547
Other noncurrent liabilities	12,286	11,600

Total liabilities	546,819	486,498

Total Mueller Industries, Inc. stockholders’ equity	2,916,560	2,773,165
Noncontrolling interests	24,063	31,243

Total equity	2,940,623	2,804,408

Total liabilities and equity	$3,487,442	$3,290,906

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
(In thousands)	June 28, 2025	June 29, 2024

Cash flows from operating activities
Consolidated net income	$407,770	$305,156
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	35,028	19,349
Stock-based compensation expense	13,940	13,476
Provision for doubtful accounts receivable	73	(67)
(Income) loss from unconsolidated affiliates	(2,439)	9,102
Dividends from unconsolidated affiliates	2,812	3,541
Insurance proceeds - noncapital related	12,345	15,000
Gain on disposals of properties	(14,802)	(1,286)
Unrealized gains on short-term investments	(8,202)	—
Gain on sales of securities	—	(365)
Gain on insurance proceeds	(36,278)	—
Deferred income tax expense (benefit)	4,420	(1,509)
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(134,535)	(132,012)
Inventories	(41,190)	6,706
Other assets	(4,371)	8,511
Current liabilities	72,259	30,276
Other liabilities	(2,420)	(2,375)
Other, net	(249)	872

Net cash provided by operating activities	$304,161	$274,375

Cash flows from investing activities
Capital expenditures	$(30,691)	$(25,603)
Acquisition of businesses, net of cash acquired	—	(566,577)
Investments in unconsolidated affiliates	—	(8,700)
Insurance proceeds - capital related	2,655	—
Purchase of short-term investments	(26,633)	—
Purchase of long-term investments	(552)	(7,976)
Proceeds from the sale of securities	—	96,465
Issuance of notes receivable with unconsolidated affiliates	—	(3,800)
Proceeds from sales of properties	21,135	3,976
Investment received from noncontrolling interests	600	—

Net cash used in investing activities	$(33,486)	$(512,215)

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
(In thousands)	June 28, 2025	June 29, 2024

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	$(54,398)	$(44,488)
Repurchase of common stock	(243,615)	(42,994)
Repayments of debt	(111)	(111)
Issuance of debt by consolidated joint ventures, net	—	11
Net cash used to settle stock-based awards	(4,189)	(2,002)
Dividends paid to noncontrolling interests	(12,240)	—

Net cash used in financing activities	$(314,553)	$(89,584)

Effect of exchange rate changes on cash	11,718	(4,784)

Decrease in cash, cash equivalents, and restricted cash	(32,160)	(332,208)
Cash, cash equivalents, and restricted cash at the beginning of the period	1,038,895	1,174,223

Cash, cash equivalents, and restricted cash at the end of the period	$1,006,735	$842,015

MUELLER INDUSTRIES, INC.
Reconciliation of Net Income as Reported to Non-GAAP Financial Measures Without Gain on Insurance Proceeds
(Unaudited)

Earnings attributable to normal operations without the impact of the gain on insurance proceeds is a measurement not derived in accordance with generally accepted accounting principles (GAAP). Excluding the gain is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business. Reconciliation of earnings attributable to normal operations without the gain to net income as reported is as follows:

(In thousands, except per share data)	For the Quarter Ended June 28, 2025
	As Reported (GAAP)	Gain on Insurance Proceeds	As Adjusted (Non-GAAP)

Operating income	$304,168	$(36,278)	$267,890

Interest expense	(17)	—	(17)
Interest income	8,222	—	8,222
Realized and unrealized gains on short-term investments	13,212	—	13,212
Other expense, net	(1,142)	—	(1,142)

Income before income taxes	324,443	(36,278)	288,165

Income tax expense	(78,857)	8,213	(70,644)
Income (loss) from unconsolidated affiliates, net of foreign tax	2,897	—	2,897

Consolidated net income	248,483	(28,065)	220,418

Net income attributable to noncontrolling interests	(2,559)	—	(2,559)

Net income attributable to Mueller Industries, Inc.	$245,924	$(28,065)	$217,859

Diluted earnings per share	$2.22		$1.96